[ARTICLE] 5
[MULTIPLIER]   1,000
Part II.  Other information,   Item 6a.

                         APPLIED SIGNAL TECHNOLOGY, INC.
                                  EXHIBIT 11.1
                       COMPUTATION OF NET INCOME PER SHARE
                      (In thousands except per share data)

                                               Three Months Ended   Nine Months Ended
                                              ------------------- -------------------
                                              August 1, August 2, August 1, August 2,
                                              1997      1996      1997      1996
                                              --------- --------- --------- ---------
Weighted average common shares outstanding       7,995     7,815     7,714     7,715

Common equivalent shares issuable under
   dilutive stock options after applying
   treasury stock method, net of tax benefits      522       247       572       186
                                              --------- --------- --------- ---------
Common and common equivalent shares used
   in computing net income per share             8,517     8,062     8,286     7,901
                                              ========= ========= ========= =========

Net income                                      $2,143    $1,135    $4,729    $1,364

Net income (loss) per share                      $0.25     $0.14     $0.57     $0.17




(1) Effect of assumed exercise of all dilutive stock options and assumed repurchase of shares from proceeds.